Exhibit 99.17
For: MTI (Mechanical Technology Inc.)

CONTACT:
Nancy Lauricella	George Relan
Marketing and Communications Program Manager	Director of Investor Relations
nheslin@mechtech.com	grelan@mechtech.com
518.533.2218	518.533.2200

MTI REPORTS THIRD QUARTER 2003 RESULTS AND PROGRESS

Albany, N.Y., October 22, 2003 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its third quarter ended September 30, 2003.

Mechanical Technology (MTI) will host a live conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the call is (913) 981-5558. There will be a simultaneous live web cast which can be heard by logging onto MTI's corporate website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on both the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 133110.

Third Quarter Financial Results

For the three months ended September 30, 2003, the Company reported net income of $923 thousand, or $0.03 per diluted share, on revenues of $1.908 million, compared with a net loss of $4.163 million or $0.12 per diluted share, on revenues of $1.507 million, in the prior-year.

Third quarter 2003 results compared to 2002 reflect increased gains on the sales of securities available for sale; increased expenditures for the development and commercialization of micro fuel cells for portable electronics; increased product revenues primarily from aviation products; and a decrease in funded research and development revenue primarily due to the completion of the first New York Energy Research and Development Authority (NYSERDA) government contract.

Revenue for the third quarter of 2003 included $1.598 million in product revenue for the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments), compared to product revenue of $1.018 million for the prior year, and it also included $310 thousand for funded research and development revenue for the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro) compared to $489 thousand for the same prior year period.

Research and product development expenses for the quarter ended September 30, 2003 were $2.196 million compared to $1.856 million for the same period in 2002. The increase is due to increased staffing and development costs at MTI Micro as it prepares to launch its first product near the end of 2004 and MTI Instruments' continuing work to develop complementary products for its profitable PBS aviation product line and improve on its current products.

Selling, general and administrative (SG&A) expenses for the third quarter of 2003 increased to $1.842 million, compared to $1.239 million for the same quarter in 2002. These increases are primarily the result of increased staffing levels needed to support business development as well as increased costs associated with MTI Micro for staff increases to support its drive to commercialization, patent filings and business transactions.

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PAGE 2 - MTI REPORTS THIRD QUARTER 2003 RESULTS

Results for the three months ended September 30, 2003 included a $4.123 million gain on the sale of securities available for sale compared to a loss of $71 thousand on the sale of securities available for sale and a $952 thousand gain on the sale of holdings for the same period in 2002. The increase is due to a greater number of shares sold in 2003 than 2002 at slightly lower average share prices.

The results for the three months ended 2002 also included a charge of $945 thousand for impairment losses for other than temporary declines in the value of certain available for sale securities and a $2.654 million loss, net of tax, from the recognition of the Company's proportionate share of losses in equity holdings.

For the quarter ended September 30, 2003, cash used in operations was $3.142 million and cash used for capital expenditures was $336 thousand.

Nine Month Financial Results

For the nine months ended September 30, 2003, the Company reported net income of $474 thousand or $0.02 per diluted share, on revenues of $5.726 million. Revenue included $4.304 million in product revenues generated by MTI Instruments and $1.422 million in funded research and development revenues generated by MTI Micro. This compares with a net loss of $15.375 million, or $0.43 per diluted share, on revenues of $4.249 million - $3.203 million generated by MTI Instruments and $1.046 million generated by MTI Micro for the same period of 2002. The 2002 results also included an $8.894 million loss, net of tax, from the recognition of the Company's proportionate share of losses in equity holdings.

Research and product development expenses for the nine months ended September 30, 2003 were $6.050 million compared to $4.991 million for the same period in 2002. The increase is due to increased staffing and development costs at MTI Micro as it prepares to launch its first product near the end of 2004 and MTI Instruments' continuing work to develop complementary products for its profitable PBS aviation product line and improve on its current products. SG&A expenses for the nine months ended September 30, 2003, increased to $4.522 million compared to $3.897 million for the same period of 2002. These increases are primarily the result of increased staffing levels needed to support business development as well as increased costs associated with MTI Micro for staff increases to support its drive to commercialization, patent filings and business transactions.

Results for the nine months ended September 30, 2003 included a $7.483 million gain on the sale of securities available for sale compared to a $5.562 million gain on the sale of holdings and a $71 thousand loss on the sale of securities available for sale for the same period in 2002. The increase is due to a greater number of shares sold in 2003 than 2002 at slightly lower average share prices. The Company also recorded impairment charges related to available for sale securities and holdings, which totaled $418 thousand in 2003 and $8.127 million in 2002.

For the nine months ended September 30, 2003, cash used in operations was $6.828 million and cash used for capital expenditures was $843 thousand.

See the attached financial highlights for the Company's third quarter ended September 30, 2003.

Recent Events

MTI Instruments showed improved sales for the third quarter compared to the prior year in spite of the continued downturn in some of its key markets. "We're very pleased that product revenue at MTI Instruments for the quarter was up 57 percent compared to the same period in the prior year," said Dale W. Church, chairman and chief executive officer of MTI.

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PAGE 3 - MTI REPORTS THIRD QUARTER 2003 RESULTS

"While we saw modest sales gains across several product lines, the primary increase came from aviation systems where sales were up for the third quarter in a row as compared to prior period sales. This reflects aggressive business development related to our jet engine balancing systems and orders under two multi-year, multi-million dollar contracts with the U. S. Air Force," said Church.

MTI Micro made significant technical and business progress in the third quarter. Technical progress includes a growing intellectual property portfolio. To date, MTI Micro has filed 45 U.S. patent applications - of which 5 have already been issued - and 13 international patent applications.

MTI Micro also achieved an important technical milestone. Operating on 100% methanol, MTI Micro's laboratory direct methanol fuel cell (DMFC) system achieved an energy density of 250 Wh/l, which is comparable to that of a typical prismatic Lithium ion battery used to power portable electronic devices such as cell phones. The lab system also achieved 200 Wh/kg on a weight basis, which surpasses a typical prismatic Lithium ion battery. In addition, MTI Micro extracted 1Wh/cc from methanol and 1.25 Wh/g on a weight basis from lab systems.

Business progress at MTI Micro includes the previously announced distribution agreement with The Gillette Company and its Duracell division, and a second agreement with Harris Corporation (Harris). The Harris agreement builds on work completed under an earlier project and advances the joint development of micro fuel cell systems for portable military communications equipment. As part of the follow on agreement, MTI Micro agreed to develop and deliver next generation micro fuel cell military prototypes to Harris.

MTI Micro also continues to move forward with development of a DMFC power pack for Intermec Technologies Corporation (Intermec). As part of the joint development and supply agreement announced this January, MTI Micro and Intermec plan to integrate MTI Micro's proprietary DMFC system into future Intermec mobile computing equipment. MTI Micro plans to ship its proprietary product to Intermec towards the end of 2004 to support Intermec's launch of a micro fuel cell-powered industrial radio frequency identification (RFID) tag reader, an electronic scanning device.

"Our strategy has always been to team with strong business partners in order to most effectively move our micro fuel cell technology into the industrial, commercial, military and, ultimately, consumer markets. We are very pleased with progress made this past quarter while working with some of the world's most respected companies," said Dr. William P. Acker, president and chief executive officer of MTI Micro.

About MTI

MTI (NASDAQ:MKTY) is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI also co-founded and retains a significant interest in Plug Power Inc., a leading manufacturer of fuel cells. For more information: www.mechtech.com.

# # #

Statements in this press release which are not historical fact including statements regarding managements intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding plans for direct methanol fuel cells (DMFCs) to exceed the energy density of Lithium ion batteries; the delivery, and timing of any such delivery of DMFCs to Intermec; and the development and sale of products to the military by MTI Micro and MTI Instruments. It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 2002 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(Financial Table Attached)

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine Months Ended		Three Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2003	2002	2003	2002
Revenue:
Product revenue	$ 4,304	$ 3,203	$ 1,598	$ 1,018
Funded research and development	1,422	1,046	310	489

Total revenue	5,726	4,249	1,908	1,507

Operating costs and expenses:
Cost of product revenue	1,868	1,703	755	453
Research and product development expenses:
Funded research and product development	2,502	1,778	879	761
Unfunded research and product development	3,548	3,213	1,317	1,095

Total research and product development expenses	6,050	4,991	2,196	1,856

Selling, general and administrative expenses	4,522	3,897	1,842	1,239

Operating loss	(6,714)	(6,342)	(2,885)	(2,041)

Interest expense	(7)	(36)	-	(12)
(Loss) gain on derivatives	(4)	(183)	2	(5)
Gain (loss) on sale of securities available for sale, net	7,483	(71)	4,123	(71)
Gain on sale of holdings, net	-	5,562	-	952
Impairment losses	(418)	(8,127)	-	(945)
Other expense, net	(151)	(16)	(87)	(29)

Income (loss) from continuing operations before income
taxes, equity in holdings' losses and minority interests	189	(9,213)	1,153	(2,151)

Income tax (expense) benefit	(74)	2,024	(425)	163

Equity in holdings' losses, net of tax	-	(8,894)	-	(2,654)

Minority interests in losses of consolidated subsidiary	346	329	195	100

Income (loss) from continuing operations	461	(15,754)	923	(4,542)

Income from discontinued operations, net of tax	13	379	-	379

Net income (loss)	$ 474	$ (15,375)	$ 923	$ (4,163)

	Nine Months Ended		Three Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2003	2002	2003	2002
Income (loss) per share (Basic and Diluted):
Income (loss) per share from continuing operations	$ 0.02	$ (0.44)	$ 0.03	$ (0.13)
Income per share from discontinued operations,
net of tax	-	0.01	-	0.01
Net income (loss) per share	$ 0.02	$ (0.43)	$ 0.03	$ (0.12)

Selected Balance Sheet Data	As of
(Dollars in thousands)	Sept 30,	Dec 31,
	2003	2002
	(unaudited)	(audited)

Cash and cash equivalents	$ 12,324	$ 7,320
Total assets	53,075	52,384
Total liabilities	11,902	11,486
Minority interests	621	150
Total shareholders' equity	40,552	40,748
Total liabilities and shareholders' equity	53,075	52,384

Other Information
Shares Held:

Plug Power Inc.	6,073,227	8,073,227
SatCon Technology Corporation	-	773,600